Consent of Deloitte, Independent Registered Public Accounting Firm. Exhibit 23.1

We consent to the incorporation by reference in Registration Statement Nos. 333-199908 and 333-196723 on Form S-8 of our reports dated July 23, 2020, relating to the financial statements of MiX Telematics Limited and the effectiveness of MiX Telematics Limited’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended March 31, 2020.

/s/ Deloitte & Touche

Deloitte & Touche
Registered Auditor
Johannesburg, South Africa
July 23, 2020

National Executive: *LL Bam Chief Executive Officer *TMM Jordan Deputy Chief Executive Officer; Clients & Industries *MJ Jarvis Chief Operating Officer *AF Mackie Audit & Assurance *N Sing Risk Advisory DP Ndlovu Tax & Legal TP Pillay Consulting *JK Mazzocco Talent & Transformation MG Dicks Risk Independence & Legal *KL Hodson Financial Advisory *B Nyembe Responsible Business & Public Policy *TJ Brown Chairman of the Board

A full list of partners and directors is available on request    *Partner and Registered Auditor